CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

WINNING EDGE INTERNATIONAL, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Winning Edge International, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”) hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation on ________, 2007, pursuant to authority of the Board of Directors as required by Section 151(g) of the DGCL:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors”) in accordance with the provisions of its certificate of incorporation, as amended, the Board of Directors does hereby create, authorize and provide for the issuance of a series of the Corporation’s previously authorized Preferred Stock, par value $.0001 per share (the “Preferred Stock”), and hereby states the number of shares and the powers, designations, preferences and relative, participating, optional or other rights or the qualifications, limitations or restrictions thereof are as follows:

ARTICLE 1

DESIGNATION AND AMOUNT

The designation of this series is Series B Convertible Preferred Stock (the “Series B Preferred Stock”). This series consists of 1,000,000 shares. The initial stated value is $10.00 per share of Series B Preferred Stock (the “Stated Value Per Share”). Each certificate representing shares of Preferred Stock of this series shall bear language designating the shares as Series B Preferred Stock.

ARTICLE 2

RANKING

The Series B Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.0001 per share (the “Common Stock”) and the Corporation’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series B Preferred Stock obtained in accordance with  hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with  hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock; and (v) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with  hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE 3

DIVIDENDS

The holders of Series B Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefor, when, as and if declared by the Board of Directors on the Corporation’s Common Stock on a pari passu, “as converted” basis.

ARTICLE 4

LIQUIDATION, DISSOLUTION, OR WINDING-UP

In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock shall be entitled, at the election of at least a majority-in-interest of such holders, to be paid out of the assets of the Corporation available for distribution to stockholders, before any payment shall be made to or set aside for the holders of any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock, an amount equal to the Stated Value Per Share (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof affecting the Series B Preferred Stock) of Series B Preferred Stock held (the “Series B Liquidation Value”). If upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets lawfully available to be distributed to the holders of Series B Preferred Stock shall be insufficient to permit payment to such stockholders of their full applicable Series B Liquidation Value per share, then all of the assets of the Corporation lawfully available for distribution shall be distributed pro rata among the holders of shares of Series B Preferred Stock.

ARTICLE 5

VOTING RIGHTS

Except as required under the Delaware General Corporation Law, the holders of Series B Preferred Stock shall not have any voting rights.

ARTICLE 6

CONVERSION

Shares of Series B Preferred Stock shall be subject to conversion into shares of Common Stock or other securities, properties, or rights, as set forth in this .

A.

Optional Conversion.

1.

After March 31, 2009, and subject to and in compliance with the provisions of this , any shares of Series B Preferred Stock (including, without limitation, those shares for which a Put Notice has been delivered to the Corporation under  hereof or a Call Notice has been delivered by the Corporation under  hereof, but which shares have not yet been put or called, as the case may be) may, at any time or from time to time, at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying (a) the number of shares of Series B Preferred Stock being converted, by (b) the Series B Conversion Rate (determined as provided in Section  of this Article).

2.

To exercise conversion rights under this Section , a holder of Series B Preferred Stock to be so converted shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Corporation. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date and in compliance with applicable securities laws, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this . Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

B.

Conversion Rates.  The conversion rate in effect at any time with respect to shares of Series B Preferred Stock (the “Series B Conversion Rate”) shall equal the quotient obtained by dividing (x) $10.00 (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock) by (y) the Series B Conversion Value then in effect, calculated as hereinafter provided. For example, in year one, the Series B Conversion Rate shall be $10.00/$0.50, or 20, shares of Common Stock for each share of Series B Preferred Stock.

C.

Conversion Value.  The “Series B Conversion Value” in effect as of the date of this certificate, and until first adjusted in accordance with Sections , , or  of this , shall be $0.50.

D.

Annual Adjustment.  On April 1 of each year, beginning April 1, 2008, the Series B Conversion Value shall decrease by dividing the then current Series B Conversion Value by 1.06. For example, on April 2, 2008, the Series B Conversion Value would be $.50/1.06, or .471698, and the Series B Conversion Rate would be $10.00/$0.471698, or 21.2, shares of Common Stock for each share of Series B Preferred Stock.

E.

Adjustments for Extraordinary Common Stock Events.  Upon the happening of an Extraordinary Common Stock Event (as defined in Section  of this ), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Series B Conversion Value shall be adjusted by multiplying the then effective Series B Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event, and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Conversion Value. The Series B Conversion Value as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

F.

Adjustments for Reclassifications.  If the Common Stock issuable upon the conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this ), then, and in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

G.

Adjustments for Reorganizations.  Except as provided in the following paragraph of this Section , in the event that there shall be a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification, or exchange of shares provided for elsewhere in this ), or a merger or consolidation of the Corporation with or into another company, or the sale of all or substantially all of the Corporation’s assets, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Corporation is not in economic effect the surviving company, each share of Series B Preferred Stock shall be converted into a share of capital stock of the surviving company having equivalent preferences, rights and privileges, except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor company, the holders of shares of Series B Preferred Stock (including any such capital stock issued upon conversion of Series B Preferred Stock) shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock (including any such capital stock issued upon conversion of Series B Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Series B Preferred Stock (including any such capital stock issued upon conversion of Series B Preferred Stock) after the reorganization, merger, consolidation, or sale to the end that the provisions of this  (including, without limitation, provisions for adjustment of the Series B Conversion Value and the number of shares issuable upon conversion of Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of such Series B Preferred Stock or such capital stock.

H.

Certificate as to Adjustments.  In each case of an adjustment or readjustment of the Series B Conversion Value, the Corporation will promptly furnish each holder of Series B Preferred Stock with a certificate, prepared by the treasurer or chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

I.

Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the Conversion Date.

J.

Partial Conversion.  In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock that were not converted.

K.

Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, then the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

L.

Extraordinary Common Stock Event.  As used herein, “Extraordinary Common Stock Event” means (i) the issuance of additional shares of Common Stock or any Derivative Security as a dividend or other distribution on outstanding Common Stock or any Derivative Security, (ii) the subdivision of outstanding shares of Common Stock or any Derivative Security into a greater number of shares of Common Stock or any Derivative Security, or (iii) the combination of outstanding shares of Common Stock or any Derivative Security into a smaller number of shares of Common Stock or any Derivative Security.

M.

Derivative Securities.  As used herein, “Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock, and (ii) all options, warrants and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

N.

Further Adjustment Provisions.  In the event that, at any time as a result of an adjustment made pursuant to this , the holder of any shares of Series B Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Conversion Rates in respect of such other shares or securities so receivable upon conversion of shares of Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series B Preferred Stock contained in this , and the remaining provisions hereof with respect to Series B Preferred Stock shall apply on like or similar terms to any such other shares or securities.

ARTICLE 7

PUT RIGHT

A.

Put Request.  Commencing on April 1, 2014, each holder of Series B Preferred Stock may require the Corporation to purchase all, but not less than all, of the shares of Series B Preferred Stock held by such holder by giving at least 65 days prior written notice to the Corporation (a “Put Notice”).

B.

Put Price and Payment.

1.

Series B Preferred Stock to be purchased by the Corporation pursuant to a Put Notice shall be paid in cash in an amount per share equal to the Stated Value Per Share.

2.

If, as reasonably determined by the Board of Directors, the Corporation does not have sufficient cash to purchase such shares in whole or in part, then the Corporation may defer such payment to the extent it does not have sufficient cash and interest upon such deferred payment shall accrue thereon at the rate of 12% per annum.  The Corporation may defer such payment for up to two years, or until it has sufficient cash to make such deferred payment, whichever occurs earliest. If after two years, the Corporation does not have sufficient cash to make such deferred payment, as reasonably determined by the Board of Directors, it may determine to pay such amount in shares of Common Stock, valued at the greater of the then current fair market value or $.10 per share (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock).

ARTICLE 8

CALL RIGHT

A.

Call.  At any time prior to conversion, the Corporation may, in its sole discretion, repurchase all, but not less than all, of the shares of Series B Preferred Stock outstanding by giving at least 20 days prior written notice to holders of Series B Preferred Stock (a “Call Notice”).

B.

Call Price and Payment.  Series B Preferred Stock to be purchased by the Corporation pursuant to a Call Notice shall be paid in cash in an amount per share equal to the Stated Value Per Share plus interest, if any, that has accrued pursuant to Section  of .

ARTICLE 9

MISCELLANEOUS

A.

Notices.  All notices, requests, payments, instructions or other documents to be given hereunder shall be delivered to the address set forth in the records of the Corporation for the applicable stockholder.

B.

Transfer Taxes, Etc.  The stockholder shall pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities.

C.

Transfer Agents.  Upon any appointment, discharge or change of a transfer agent for the Series B Preferred Stock or Common Stock, the Corporation shall send written notice thereof to each holder of record of Series B Preferred Stock.

DC1 30188881.2

IN WITNESS WHEREOF, this Certificate Of Designations, Preferences And Rights is executed on behalf of the Corporation this ___th day of March 2007.

By:

Douglas R. Miller

President

2

DC1 30188881.2